CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated November 1, 2002 on the balance sheet of Golden Grain Energy, LLC as of September 30, 2002, and the related statements of operations, changes in members' equity and cash flows for the period from inception (March 18, 2002) to September 30, 2002 in the Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of Golden Grain Energy, LLC dated on or about January 28, 2003, and to the reference to our firm under the caption "Experts" in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co., P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
January 28, 2003